UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): February 6, 2008

AMERIWEST ENERGY CORP.
(Exact name of Registrant as Specified in its Charter)

Nevada	3331-22449	98-0359930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 West 1st Ave.,  Suite 205
Casper, WY 82601
(Address of Principal Executive Offices)

Tel: (360) 332-0905
(Registrant's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02. DEPARTURE OF DIRECTORS, PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(b) Resignation of Director

On February 6, 2008, Mr. Gregory Leigh Lyons resigned from the Board of Directors of Ameriwest Energy Corp., a Nevada corporation (the “Company”).

(d) Appointment of Director

On February 6, 2008, the Board of Directors of the Company appointed Mr. Jon Clement Nicolaysen to serve as a member of the Board. Mr. Nicolaysen is expected to be appointed to one or more committees of the Board at future meetings, but currently serves on no committee.

Mr. Nicolaysen has more than 40 years of experience in business, mineral development and agriculture. He has served as president of JK Minerals Inc., a private oil company for 19 years. Under his leadership, JK Minerals consolidated ownership and increased production in the historic Cole Creek Oil field northeast of Casper, Wyoming. In 2001, he became the unit operator of the Cole Creek Oil field. He also is a founding member of Wyoming Mineral Exploration, LLC, and Muddy Mineral Exploration, LLC, and used his expertise in land title and acquisition to consolidate other productive fields in the Powder River Basin of Wyoming. Two of these are the South Glenrock Block “C” unit and the Big Muddy Oil field.

Mr. Nicolaysen received his Masters of Science in Business Administration from the University of Wyoming in 1970, Bachelor of Science in Business Administration from Colorado College in 1968, and was an inaugural member of the Wyoming Agriculture Leadership Program, a W.K. Kellogg Foundation-sponsored fellowship from 1984 to 1986.

Mr. Nicolaysen owns fifty percent of Muddy Minerals, LLC, a Wyoming corporation that holds 99.5% working interest in the South Glenrock “C” oil field in Converse County, Wyoming. As previously disclosed in a current report on Form 8-K filed with the SEC on August 27, 2007, the Company entered into an agreement to acquire such interest for $5,000,000. Mr. Nicolaysen’s interest if the Company concludes the acquisition would be approximately $2,500,000. Mr. Nicolaysen has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIWEST ENERGY CORP.

By:	/s/ Walter Merschat
Walter Merschat, President

Dated: February 6, 2008